Exhibit 99.2

N E W S R E L E A S E

FOR IMMEDIATE RELEASE

MEDIA CONTACTS:

Jeannine Addams
Kristin Wohlleben
J.Addams & Partners, Inc.
404/231-1132 phone
jfaddams@jaddams.com
kwohlleben@jaddams.com

INVESTOR CONTACT:

Todd Atenhan
770/425-7877 phone
investorrelations@exide.com

EXIDE TECHNOLOGIES ANNOUNCES CLOSING OF
$75 MILLION RIGHTS OFFERING
AND $50 MILLION PRIVATE PLACEMENT

Alpharetta, Ga. – (September 18, 2006) – Exide Technologies (NASDAQ: XIDE, www.exide.com), a global leader in stored electrical energy solutions, today announced the completion of its previously announced rights offering. The Company sold 10,928,730 shares of its common stock to existing stockholders, excluding Tontine Capital Partners, L.P. and its affiliates and Arklow Capital, LLC, and the Company also sold 10,499,841 shares of common stock to Tontine, Legg Mason Investment Trust, Inc., and Arklow Capital, LLC pursuant to standby commitments under the previously announced Standby Purchase Agreement, generating aggregate gross proceeds of approximately $75 million. The rights offering expired on September 14, 2006. Exide also completed on September 18, 2006 the sale of 14,285,714 additional shares of common stock to Tontine and Legg Mason for $50 million.

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About Exide Technologies

Exide Technologies, with operations in 89 countries, is one of the world’s largest producers and recyclers of lead-acid batteries. The Company’s four global business groups – Transportation Americas, Transportation Europe and Rest of World, Industrial Energy Americas and Industrial Energy Europe and Rest of World – provide a comprehensive range of stored electrical energy products and services for industrial and transportation applications.
Transportation markets include original-equipment and aftermarket automotive, heavy-duty truck, agricultural and marine applications, and new technologies for hybrid vehicles and 42-volt automotive applications. Industrial markets include network power applications such as telecommunications systems, electric utilities, railroads, photovoltaic (solar-power related) and uninterruptible power supply (UPS), and motive-power applications including lift trucks, mining and other commercial vehicles.

Further information about Exide, including its financial results, are available at www.exide.com